2023 Earnings Release Presentation February 15, 2024

Available Information On February 15, 2024, Consolidated Edison, Inc. issued a press release reporting its 2023 earnings and filed with the Securities and Exchange Commission the company’s 2023 Form 10-K. This presentation should be read together with, and is qualified in its entirety by reference to, the earnings press release and the Form 10-K. Copies of the earnings press release and the Form 10-K are available at: www.conedison.com/en/. (Select “For Investors” and then select “Press Releases” and “SEC Filings,” respectively.) Forward-Looking Statements This presentation contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will,” “target,” “guidance,” “potential,” “consider” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and accordingly speak only as of that time. Actual results or developments might differ materially from those included in the forward-looking statements because of various factors such as those identified in reports Con Edison has filed with the Securities and Exchange Commission, including that Con Edison's subsidiaries are extensively regulated and are subject to substantial penalties; its utility subsidiaries' rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries' rate plans; the failure of, or damage to, its subsidiaries' facilities could adversely affect it; a cyber-attack could adversely affect it; the failure of processes and systems, the failure to retain and attract employees and contractors, and their negative performance could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries' operations, including increased costs related to climate change; its ability to pay dividends or interest depends on dividends from its subsidiaries; changes to tax laws could adversely affect it; it requires access to capital markets to satisfy funding requirements; a disruption in the wholesale energy markets, increased commodity costs or failure by an energy supplier or customer could adversely affect it; it faces risks related to health epidemics and other outbreaks; its strategies may not be effective to address changes in the external business environment; it faces risks related to supply chain disruptions and inflation; and it also faces other risks that are beyond its control. Con Edison assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Non-GAAP Financial Measures This presentation also contains financial measures, adjusted earnings and adjusted earnings per share (adjusted EPS), that are not determined in accordance with generally accepted accounting principles in the United States of America (GAAP). These non-GAAP financial measures should not be considered as an alternative to net income for common stock or net income per share, respectively, each of which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings and adjusted earnings per share exclude from net income for common stock and net income per share, respectively, certain items that Con Edison does not consider indicative of its ongoing financial performance such as the gain and other impacts related to the sale of the Clean Energy Businesses, the impairment loss related to Con Edison's investment in the Mountain Valley Pipeline, the effects of HLBV accounting for tax equity investments and mark-to-market accounting and the related tax impact on the parent company. Management uses these non-GAAP financial measures to facilitate the analysis of Con Edison's financial performance as compared to its internal budgets and previous financial results and to communicate to investors and others Con Edison's expectations regarding its future earnings and dividends on its common stock. Management believes that these non-GAAP financial measures are also useful and meaningful to investors to facilitate their analysis of Con Edison's financial performance. For more information, contact: Jan Childress, Director, Investor Relations Kiley Kemelman, Section Manager, Investor Relations Mei Poon, Manager, Investor Relations Caroline Elsasser, Sr. Financial Analyst, Investor Relations Tel: 212-460-6611 Tel: 212-460-6562 Tel: 212-460-1251 Tel: 212-460-4431 Email: childressj@coned.com Email: kemelmank@coned.com Email: poonm@coned.com Email: elsasserc@coned.com Investor Relations conEdison.com 2

Organizational Structure

conEdison

Market Cap[a]:	**$31.4 billion**
Ratings[b]:	Baa1 / BBB+ / BBB+
Outlook[b]:	Stable / Stable / Stable

Regulated Energy Delivery

Consolidated Edison Company of New York, Inc. (CECONY)[d]

Ratings[b]: A3 / A- / A-

Outlook: Stable / Stable / Stable

Orange and Rockland Utilities, Inc. (O&R)[e]

Ratings[b]: Baa2 / A- / A-

Outlook: Stable / Stable / Stable

Rockland Electric Company (RECO)

FERC Regulated Transmission

Con Edison Transmission, Inc.

(Con Edison Transmission or CET)

Percentages of Total Assets by Business

2023 Total Assets: $66 billion[a]



0.6%
0.7%
5.6%
93.1%
CECONY
O&R
CET
Other(c)

a. As of December 31, 2023.
b. Senior unsecured ratings and outlook shown in order of Moody's / S&P Global Ratings (S&P) / Fitch. Ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
c. Other includes the parent company, Con Edison's tax equity investments, the deferred project held for sale and consolidation adjustments.
d. CECONY delivers electricity to approximately 3.7 million customers, gas to approximately 1.1 million customers and steam to approximately 1,530 customers.
e. O&R delivers electricity to approximately 0.3 million customers and gas to approximately 0.2 million customers.

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4 Con Edison: Completed Substantial De-Risking Across Key Areas ◦ Transition to pure-play regulated business: ▪ Completed nearly all non-core asset sales ▪ Revenue predictability in place for all New York energy services ◦ Strong projected regulated rate base growth: ▪ 6.4% annual rate base growth forecasted through 2028 ▪ Investments support safety, reliability, and transition to clean energy by 2050 ◦ Simplified balance sheet through sale of Clean Energy Businesses: ▪ Proceeds paid off all parent-level long-term debt in 2023, simplifying group's capital structure ▪ Share repurchase of $1 billion completed ◦ Significant completion of customer facing systems: ▪ Successfully replaced existing customer billing and information system with new system ▪ CECONY substantially completed smart meter installations in 2023 Con Edison offers a regulated business model and one of the simplest balance sheets in the utility sector 4

Financial Highlights $7.25 earnings per share (GAAP) $5.07 adjusted earnings per share (non-GAAP) 5 - 7% 50 consecutive years of dividend increases Payout target of 55% to 65% of adjusted earnings per share (Non-GAAP) $5.20 to $5.40 6.4% annual rate base growth forecasted through 2028 Utilities have approximately $4.5 billion of major regulatory assets planned for 2024 - 2028 outside of rate plans 5

Regulatory Updates 6

Recent Regulatory Updates

Con Edison's strong performance record continues with strategic actions that position it for growth and New York's clean energy transition

- NYSPSC approved CECONY's Steam Joint Proposal, reflecting a 9.25% return on equity and 48% common equity ratio from November 1, 2023 to October 31, 2026
- NYSPSC approved[a] CECONY's $1.2 billion Reliable Clean City Idlewild project in Queens to meet system reliability needs
- CECONY and O&R filed[b] Climate Change Resilience Plans that included $1.3 billion in proposed investments over a five-year period (2025-2029) to enhance system resilience and reliability
- O&R filed[c] New York Electric & Gas Rate Case initial proposal

a. NYSPSC docket number 22-E-0064
b. NYSPSC docket number 22-E-0222
c. NYSPSC docket number 24-E-0060 and 24-G-0061



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Summary of O&R Electric & Gas Rate Proposals

On January 26, 2024, O&R submitted to the NYSPSC a rate case in support of new electric and gas rates to become effective January 1, 2025

Proposed Return on Equity and Equity Ratio

Return on equity……………..10.25%
Equity ratio……………………50.00%

Proposed Rate Changes and Capital Investments

	Electric Case number 24-E-0060			Gas Case number 24-G-0061		
($ in millions)	**Rate Change**	**Average Rate Base**	**Capital Investments**	**Rate Change**	**Average Rate Base**	**Capital Investments**
Rate Year 1: 2025	$18	$1,324	$356	$14	$695	$111
Rate Year 2: 2026	41	1,482	424	22	745	114
Rate Year 3: 2027	57	1,796	384	19	793	96
Annual levelized rate increase	$32			$17		

Summary

- Electric and gas capital investment of $1,200 million and $320 million over three years, respectively
- True up of costs of pension and OPEBs, environmental remediation and storms (electric)
- Reconciliation of property taxes, uncollectibles, late payment fees, and long-term debt cost rate
- Requesting to reduce certain gas asset service lives by 15 years in alignment with the gas transition that is expected to result from CLCPA implementation
- Continuation of decoupling of electric and gas revenues from electric and gas consumption
- Continuation of earnings opportunities from Earnings Adjustment Mechanisms (EAMs) and other positive incentives

Additional rate plan information: Rate Plan Information | Consolidated Edison, Inc.

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Additional rate plan information: Rate Plan Information | Consolidated Edison, Inc. Typical timeline for rate setting process: Jan 2024 Mar/ Apr 2024 May 2024 Jun 2024 Jul 2024 Aug 2024 Sep 2024 Oct 2024 Nov 2024 Dec 2024 Jan 2025 Filing with NYSPSC Company Update Staff/Intervenor Testimony Rebuttal Testimony Evidentiary Hearings Final Rate Decision New Rates in EffectInitial Briefs Reply Briefs ALJ Recommended Decision Briefs on Exception Settlement Negotiations Joint Proposal Estimated Timeline for O&R New York Electric & Gas Rate Case 9

NYSPSC & NYISO Proceedings and Developments Climate Leadership and Community Protection Act (CLCPA) and associated climate legislation(c) ◦ In September 2023, NYSPSC issued a Guidance Order that establishes a process for utilities to provide additional details on proposed utility-owned thermal energy network (UTEN) pilot projects. CECONY and O&R filed(d) final proposals for UTEN pilot projects in November and filed monthly Progress and Expenditure reports in December per the Order. ◦ In September 2023, CECONY and O&R each filed a Climate Change Vulnerability Study. Related Climate Change Resilience Plans were filed(e) on November 21, 2023, which included $1.3 billion in proposed investments over a five-year period. New Efficiency New York (NENY) and Electric Vehicles (EV) ◦ In November 2023, and updated in January 2024, CECONY and O&R filed(f) preliminary proposals for energy efficiency and heat pump programs for 2026-2030 with aggregate budgets of approximately $2.7 billion and $129 million, respectively. ◦ In November 2023 and updated in February 2024, the NYSPSC authorized(g) expanded budgets for light-duty infrastructure and other programs, including medium and heavy-duty make-ready pilot projects and a new micromobility infrastructure incentive program, of approximately $823 million for CECONY and $56 million for O&R and authorized budgets for CECONY and O&R of up to $432 million and $18 million, respectively, for the implementation of commercial managed charging programs and demand charge rebates, participant incentives and administration costs. Gas Planning ◦ In November 2023, CECONY and O&R jointly filed(h) the Final Gas System Long Term Plan, which has a 20-year planning horizon, includes a reference pathway and two alternatives (Hybrid and Deep Electrification) that align with CLCPA’s GHG emissions reduction objectives. ◦ In November 2023, NYSPSC authorized(a) New York Transco to transfer interconnection facilities to CECONY for the interconnection of the New York Energy Solution Project. NYSPSC also authorized New York Transco to transfer interconnection facilities to O&R for the interconnection and operation of the Rock Tavern to Sugarloaf project. New York Transco continues its financial ownership of these assets. Transmission Planning NYISO ◦ In November 2023, NYISO determined(b) that temporarily retaining the generators on the Gowanus 2 & 3 and Narrows 1 & 2 barges is necessary until additional capacity is added to the system to alleviate potential generation shortfalls. a. Press Release b. NYISO issued Short Term Reliability Process Report in November 2023 c. New York State Senate Bills A3360A & A8763 d. NYSPSC docket number 22-M-0429 e. NYSPSC docket number 22-E-0222 f. NYSPSC docket number 18-M-0084 g. NYSPSC docket number 18-E-0138 h. NYSPSC docket number 23-G-0147 10

Climate Change, Unchecked

Findings from CECONY and O&R's Climate Change Vulnerability Studies may have significant implications for each company's electric delivery system

- CECONY and O&R each released a climate change study using the latest climate projections from New York State Energy Research and Development Authority (NYSERDA) and Columbia University
- This was the first study for O&R; CECONY updated its 2019 study

CECONY

Climate variables	Historical Baseline*	2030 projections	2050 projections
Days per year over 95ºF	4	17	32
Sea level rise (Inches)	–	9	16

O&R

Climate variables	Historical Baseline*	2030 projections	2050 projections
Days per year over 95ºF	4	18	35
Sea level rise (Inches)	–	9	16

*Historical Baseline for 1) Days per year over 95ºF is 1981-2010 (30 year); for 2) Sea level rise is 1995 - 2014

Sources:
CECONY Climate Change Vulnerability Study – September 2023, and CECONY Climate Change Resilience Plan
O&R Climate Change Vulnerability Study – September 2023, and O&R Climate Change Resilience Plan

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Utility Resilience Plan Filing Overview

The NYSPSC will review the Utilities' proposals and are expected to act on the resilience plans by October 2024

First five years (2025 – 2029) of climate-data-driven investments of $1.3 billion submitted for approval

- **Prevent**: Harden energy infrastructure and assets against projected climate conditions to prevent outages
- **Mitigate**: Modify system design and flexibility to mitigate disruptions to customer service
- **Respond**: Operational improvements to reduce recovery timeframe in response to extreme weather

Longer-term resilience plans for 2030 – 2044

- Based on climate projections
- Accelerating resilience spend (e.g., sea level rise standard moves from FEMA*+3 to FEMA+5)
- Projects related to heat impacts
- Pilot programs/new designs for resilience
- Directional view; scope and estimated schedule of investments to be determined


Proposed Capital Expenditure ($ Millions)
350
300
250
200
150
100
50
0
172
235
272
282
303
2025
2026
2027
2028
2029
CECONY
O&R

Subject to NYSPSC approval, over the first five years (2025–2029) of the resilience plan, CECONY expects to invest approximately $903 million ($884 million CapEx; $19 million O&M expense); O&R expects to invest approximately $411 million ($380 million CapEx; $31 million O&M expense)
Source: CECONY Climate Change Resilience Plan and O&R Climate Change Resilience Plan

*FEMA (Federal Emergency Management Agency) - FEMA 1% annual chance flood, also known as the base flood elevation. The Company has updated its flood design standard for new sites, adding the sea level rise projections and freeboard to FEMA's 1% annual chance base flood elevation (Climate Change Resilience Plan, page 26)

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Strong Economic Performance 13

Dividend and Earnings Announcements • On January 18, 2024, the company declared a quarterly dividend of 83 cents a share on its common stock. • On February 15, 2024, the company issued a press release in which it forecasts adjusted earnings per share for the year 2024 to be in the range of $5.20 to $5.40 a share.(a)(b) Reported EPS (GAAP) Adjusted EPS (Non-GAAP) $0.97 $0.53 $1.00 $0.81 2023 2022 2023 2022 4Q 2023 vs. 4Q 2022 a. Adjusted earnings and adjusted earnings per share in the 2023 and 2022 periods exclude the effects of hypothetical liquidation at book value (HLBV) accounting for tax equity investments, the gain and other impacts related to the sale of its former subsidiary, Con Edison Clean Energy Businesses, Inc. (the Clean Energy Businesses), the net mark-to-market effects of the Clean Energy Businesses and the related tax impacts on the parent company. b. On March 1, 2023, Con Edison completed the sale of all of the stock of the Clean Energy Businesses. Con Edison’s forecast of adjusted earnings per share for the year of 2024 excludes the effects of HLBV accounting for tax equity investments (approximately $(0.01) a share after-tax). Reported EPS (GAAP) Adjusted EPS (Non-GAAP) $7.25 $4.68 $5.07 $4.57 2023 2022 2023 2022 2023 vs. 2022 14

Dividend Aristocrat and King Fifty consecutive years of dividend increases with a CAGR of 5.65% and a target payout of 55% to 65% of adjusted earnings (Non-GAAP) 15

4Q 2023 Earnings Earnings per Share Net Income for Common Stock ($ in Millions) 2023 2022 2023 2022 Reported EPS and Net Income for Common Stock – GAAP basis $0.97 $0.53 $335 $190 Gain and other impacts related to sale of the Clean Energy Businesses (pre-tax) (a) — (0.05) 1 (17) Income taxes (b) 0.01 0.36 6 128 Gain and other impacts related to sale of the Clean Energy Businesses (net of tax) 0.01 0.31 7 111 Remeasurement of deferred state taxes related to dispositions prior to 2022 (net of federal taxes) — 0.04 — 13 Remeasurement of deferred state taxes related to dispositions prior to 2022 (net of federal taxes) — 0.04 — 13 HLBV effects (pre-tax) 0.02 (0.05) 5 (18) Income taxes (c) — 0.02 (1) 5 HLBV effects (net of tax) 0.02 (0.03) 4 (13) Net mark-to-market effects (pre-tax) — (0.06) — (19) Income taxes (d) — 0.02 — 6 Net mark-to-market effects (net of tax) — (0.04) — (13) Adjusted EPS and Adjusted Earnings – non-GAAP basis $1.00 $0.81 $346 $288 a. The gain and other impacts related to the sale of the Clean Energy Businesses were adjusted during the three months ended December 31, 2023 ($0.05 a share net of tax or $1 million and $17 million net of tax). The impact of the sale of the Clean Energy Businesses is comprised of transaction costs ($0.12 a share and $0.09 a share net of tax or $44 million and $32 million net of tax for the three months ended December 31, 2022 and the effects of ceasing to record depreciation and amortization expenses on the Clean Energy Businesses’ assets ($(0.17) a share and $(0.12) a share net of tax or $(61) million and $(42) million net of tax for the three months ended December 31, 2022. b. Amounts shown include changes in state unitary tax apportionments ($(0.04) a share net of federal taxes or $(10) million net of federal taxes) for the three months ended December 31, 2023. The amount of income taxes for other accruals had an effective tax rate of 48% for the three months ended December 31, 2023. Amounts shown include the impact on the remeasurement of deferred state taxes and the valuation allowance for deferred tax assets ($0.34 a share net of federal taxes or $121 million net of federal taxes) for the three months ended December 31, 2022. The amount of income taxes for transaction costs and the effects of ceasing to record depreciation and amortization expenses was calculated using a combined federal and state income tax rate of 27% for the three months ended December 31, 2022. c. The amount of income taxes was calculated using a combined federal and state income tax rate of 29% and 31% for the three months ended December 31, 2023 and 2022, respectively. d. The amount of income taxes was calculated using a combined federal and state income tax rate of 30% for the three months ended December 31, 2022. 16

Variance in Reported EPS (GAAP) Variance in Adjusted EPS (non-GAAP) 4Q 2022 Reported EPS CECONY O&R CEBs CET Other 4Q 2023 Reported EPS $0.53 $0.16 $0.01 $(0.25) $0.09 $0.97 4Q 2022 Adjusted EPS CECONY O&R CEBs CET Other 4Q 2023 Adjusted EPS $0.81 $0.16 $0.01 $(0.01) $1.00 $(0.05) (a) (a) $0.08 $0.43 a. Other includes the parent company, Con Edison's tax equity investments, the deferred project held for sale and consolidation adjustments. Walk from 4Q 2022 EPS to 4Q 2023 EPS and 4Q 2022 Adjusted EPS (non-GAAP) to 4Q 2023 Adjusted EPS (non-GAAP) 17

EPS (GAAP Basis) Adjusted EPS (non-GAAP Basis) Electric base rate increase $0.23 $0.23 CECONY(a) Lower operation and maintenance expense from stock-based compensation, injuries and damages offset, in part, by higher health care costs 0.04 0.04 Benefit from the new steam rate plan effective November 2023 0.04 0.04 Gas base rate increase 0.03 0.03 Higher operation and maintenance activities (0.08) (0.08) Higher interest expense (0.06) (0.06) Regulatory commission expenses (0.03) (0.03) Change in incentives earned under the electric and gas earnings adjustment mechanisms (EAMs) (0.02) (0.02) Accretive effect of share repurchase 0.02 0.02 Other (0.01) (0.01) Total CECONY $0.16 $0.16 Electric base rate increase 0.01 0.01 O&R(a) Total O&R $0.01 $0.01 4Q 2023 vs. 4Q 2022 EPS and Adjusted EPS (non-GAAP) Variances – Three Months Ended Variation a. Under the revenue decoupling mechanisms in the Utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. Effective November 1, 2023, revenues from CECONY’s steam sales are also subject to a weather normalization clause, as a result of which, delivery revenues reflect normal weather conditions during the heating season. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations. 18

EPS (GAAP Basis) Adjusted EPS (non-GAAP Basis) Total Clean Energy Businesses $(0.25) $(0.05) CEBs(a) Higher investment income, primarily due to the recognition of allowance for funds used during construction from Mountain Valley Pipeline, LLC for 2023 0.07 0.07 CET Remeasurement of deferred state taxes to dispositions prior to 2022 0.01 — Other 0.01 0.01 Total CET $0.09 $0.08 Gain and other impacts related to the sale of the Clean Energy Businesses $0.42 $— Other, including parent company expenses Remeasurement of deferred state taxes to dispositions prior to 2022 0.03 — Lower interest expense 0.01 0.01 Higher interest income primarily related to the proceeds from sale of the Clean Energy Businesses 0.01 0.01 Accrued commitment to Consolidated Edison Foundation, Inc. (0.03) (0.03) HLBV effects (0.01) — Total Other $0.43 $(0.01) Total Variance $0.44 $0.19 4Q 2023 vs. 4Q 2022 EPS and Adjusted EPS (non-GAAP) Variances – Three Months Ended Variation a. On March 1, 2023, Con Edison completed the sale of all of the stock of the Clean Energy Businesses. 19

4Q 2023 vs. 4Q 2022 EPS to Adjusted EPS (non-GAAP) Reconciliation by Company CECONY O&R CET Other(b) Total Reported EPS – GAAP basis $0.87 $0.06 $0.08 $(0.04) $0.97 Gain on Sale of the Clean Energy Businesses (pre-tax) — — — — — Income taxes — — — 0.05 0.05 Gain on Sale of the Clean Energy Businesses (net of tax) — — — 0.05 0.05 Impact of the sale of the Clean Energy Businesses on the changes in state apportionments (net of federal taxes) — — — (0.04) (0.04) Impact of the sale of the Clean Energy Businesses on the changes in state apportionments (net of federal taxes) — — — (0.04) (0.04) HLBV effects (pre-tax) — — — 0.02 0.02 Income taxes (a) — — — — — HLBV effects (net of tax) — — — 0.02 0.02 Adjusted EPS – non-GAAP basis $0.87 $0.06 $0.08 $(0.01) $1.00 Three Months Ended December 31, 2023 a. The amount of income taxes was calculated using a combined federal and state income tax rate of 29% for the three months ended December 31, 2023. b. Other includes the parent company, Con Edison's tax adjustments, the deferred project held for sale and consolidation adjustments. 20

4Q 2023 vs. 4Q 2022 EPS to Adjusted EPS (non-GAAP) Reconciliation by Company *(Cont'd)*

Three Months Ended December 31, 2022	CECONY	O&R	CEBs	CET	Other[e]	Total
Reported EPS – GAAP basis	**$0.71**	**$0.05**	**$0.25**	**$(0.01)**	**$(0.47)**	**$0.53**
Transaction costs related to the sale of the Clean Energy Businesses (pre-tax)	—	—	—	—	0.12	0.12
Income taxes (a)	—	—	—	—	(0.03)	(0.03)
Transaction costs related to the sale of the Clean Energy Businesses (net of tax)	**—**	**—**	**—**	**—**	**0.09**	**0.09**
Ceasing recording of depreciation and amortization expenses related to the sale of the Clean Energy Businesses (pre-tax)	—	—	(0.17)	—	—	(0.17)
Income taxes (b)	—	—	0.04	—	0.01	0.05
Ceasing recording of depreciation and amortization expenses related to the sale of the Clean Energy Businesses (net of tax)	**—**	**—**	**(0.13)**	**—**	**0.01**	**(0.12)**
Impact of the sale of the Clean Energy Businesses on the remeasurement of deferred state taxes and valuation allowance for deferred tax assets (net of federal taxes)	—	—	0.01	—	0.33	0.34
Impact of the sale of the Clean Energy Businesses on the remeasurement of deferred state taxes and valuation allowance for deferred tax assets (net of federal taxes)	**—**	**—**	**0.01**	**—**	**0.33**	**0.34**
HLBV effects (pre-tax)	—	—	(0.05)	—	—	(0.05)
Income taxes (c)	—	—	0.01	—	0.01	0.02
HLBV effects (net of tax)	**—**	**—**	**(0.04)**	**—**	**0.01**	**(0.03)**
Net mark-to-market losses (pre-tax)	—	—	(0.06)	—	—	(0.06)
Income taxes (d)	—	—	0.02	—	—	0.02
Net mark-to-market losses (net of tax)	**—**	**—**	**(0.04)**	**—**	**—**	**(0.04)**
Remeasurement of deferred state taxes related to prior year dispositions (net of federal taxes)	—	—	—	0.01	0.03	0.04
Remeasurement of deferred state taxes related to prior year dispositions (net of federal taxes)	**—**	**—**	**—**	**0.01**	**0.03**	**0.04**
Adjusted EPS – non-GAAP basis	**$0.71**	**$0.05**	**$0.05**	**$—**	**$—**	**$0.81**

a. The amount of income taxes was calculated using a combined federal and state income tax rate of 27% for the three months ended December 31, 2022.
b. The amount of income taxes was calculated using a combined federal and state income tax rate of 32% for the three months ended December 31, 2022.
c. The amount of income taxes was calculated using a combined federal and state income tax rate of 34% for the three months ended December 31, 2022.
d. The amount of income taxes was calculated using a combined federal and state income tax rate of 37% for the three months ended December 31, 2022.
e. Other includes the parent company, Con Edison's tax equity investments, the deferred project held for sale and consolidated adjustments.

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4Q 2023 Developments(a) CECONY & O&R In October 2023, NYSERDA announced that it selected three new offshore wind projects for contract negotiations, representing 4,032 MW of energy by 2030. One of the conditional awards, the Community Offshore Wind project, is expected to connect 1,314 MW of offshore wind electricity through CECONY’s Brooklyn Clean Energy Hub by 2030 and another conditional award, the Excelsior Wind project, is expected to connect 1,314 MW of offshore wind electricity using the capability of the Propel NY Energy project, of which CET is a partner through the NY Transco. (page 32) In October 2023, CECONY and O&R replaced their separate existing customer billing and information systems with a single new customer billing and information system. In April 2023, CECONY filed a petition with the NYSPSC for permission to capitalize incremental costs for the new system above a $421 million limit on capital investments included in CECONY’s 2020 – 2022 electric and gas rate plans. At December 31, 2023, CECONY's incurred costs for the new system were $496 million. O&R's 2022 - 2024 electric and gas rate plans do not include a limit on capitalization of new system costs. (page 128) In November 2023, CECONY and O&R filed climate change resilience plans with the NYSPSC that proposed to make investments of $903 million and $411 million, respectively, between 2025 and 2029 to enhance the resilience of their electric systems against extreme weather events brought about by climate change. The projected total cost of CECONY’s and O&R’s resilience investments from 2025 through 2044 are expected to be $5,600 million and $1,400 million, respectively. These investments are subject to approval by the NYSPSC. (page 34) In November 2023, the NYSPSC approved the September 2023 joint proposal among CECONY, the NYSDPS and other parties for a steam rate plan for the three-year period November 1, 2023 through October 31, 2026. See "Rate Plans” in Note B to the financial statements in Item 8. (page 8) In November 2023, and updated in January 2024, CECONY and O&R filed preliminary proposals for energy efficiency and heat pump programs for 2026-2030 with aggregate budgets of approximately $2,744 million and $129 million, respectively. The aggregate amounts are comprised of average annual budgets of up to: $373 million and $22 million for electric energy efficiency and heat pump programs for CECONY and O&R, respectively, $150 million and $4 million for gas energy efficiency programs for CECONY and O&R, respectively, and $26 million for steam energy efficiency programs for CECONY. (page 32) In November 2023, the light-duty infrastructure and other programs, including medium and heavy-duty make-ready pilot projects and a new micromobility infrastructure incentive program, were expanded to approximately $823 million for CECONY and $56 million for O&R, with the ability to extend beyond 2025. The NYSPSC authorized CECONY and O&R to recover these costs, including a full rate of return, through surcharge mechanisms and subsequently in rates from customers. (pages 33) In November 2023, the NYSPSC issued an order that provides CECONY and O&R with up to $432 million and $18 million, respectively, for the implementation of commercial managed charging programs and demand charge rebates, participant incentives and administration costs. The NYSPSC authorized CECONY and O&R to recover these costs, including a full rate of return, through surcharge mechanisms and subsequently in rates from customers. (page 33) In December 2023, CECONY ended a temporary moratorium on new applications for firm gas service that had been implemented in March 2019 due to interstate pipeline gas transportation constraints that affected most of Westchester County. CECONY lifted the moratorium due to increased interstate pipeline capacity upon completion of Tennessee Gas Pipeline’s East 300 Upgrade Project. (page 23) a. Page references to 2023 Form 10-K unless noted otherwise. 22

4Q 2023 Developments *(cont'd)*[a]

CECONY & O&R

The Utilities' estimates, under Design Weather Conditions, for the 2024 service area electric hourly peak demand and the 2024/2025 gas and steam service area hourly peak demand are as follows:

	Electric Projected Peak Demand	Gas Projected Peak Demand	Steam Projected Peak Demand
CECONY	12,800 MW	1,698 MDt	7.7 MMlb per hour
O&R	1,530 MW	235 MDt	

The electric peak demand typically occurs during the summer air conditioning season, and the gas peak and the steam actual hourly peak demand occurs during the winter heating season. (pages 20, 22, 24-26)

The Utilities' current five-year forecasts for 2024-2028 of average annual change in the peak demand in their service areas at design conditions are below and include the effect of certain electric energy efficiency programs, the anticipated phase-out of natural gas in certain new construction buildings in CECONY's service territory, and the anticipated increase in electric vehicles in CECONY's service territory. (pages 8, 21-22, 24-26)

	Electric	Gas	Steam
CECONY	0.7 percent	(0.8) percent	(0.5) percent
O&R	2.0 percent	(0.2) percent	

The subset of distributed energy resources (DER) that produce electricity is collectively called distributed generation (DG). DG includes solar energy production facilities, fuel cells, and micro-turbines, and provides an alternative source of electricity for the Utilities' electric delivery customers. Energy storage, though not a form of DG, is also a source of electricity for the Utilities' electric delivery customers. Typically, customers with DG remain connected to the utility's delivery system and do not pay a different rate. Gas delivery customers have electricity, oil and propane as alternatives, and steam customers have electricity, oil and natural gas as alternative sources for heating and cooling their buildings. Micro-grids and community-based micro-grids enable DG to serve multiple locations and multiple customers. Demand reduction and energy efficiency investments provide ways for energy consumers within the Utilities' service areas to lower their energy usage. The Companies expect DERs and electric alternatives to gas and steam, to increase, and for gas and steam usage to decrease, as the Climate Leadership and Community Protection Act enacted by New York State and the Climate Mobilization Act enacted by New York City continue to be implemented. The following table shows the aggregate capacities of the DG projects connected to the Utilities' distribution systems at the end of the last five years: (page 18)

	Total Distribution - Level DG	Number of DG Projects
CECONY	923 MW	65,758
O&R	305 MW	14,201

a. Page references to 2023 Form 10-K unless noted otherwise.

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4Q 2023 Developments (cont'd)(a) CECONY & O&R In November 2023, CECONY and O&R filed their combined gas system long-term plan. The Utilities’ plan has a 20-year horizon to achieve the greenhouse gas emissions reduction targets of the CLCPA and includes three pathways: (1) a reference pathway based on investments approved by the NYSPSC, (2) an alternate hybrid electric generation and low-carbon fuels pathway and (3) an alternate deep electrification pathway. The plan outlines objectives in clean energy, climate resilience, core service, and customer engagement and includes forecasts of annual customer bill charges. The plan concludes that gas sales and emissions in CECONY’s and O&R’s service territories are projected to fall in all three pathways. (page 32) In January 2024, O&R filed a request with the NYSPSC for electric and gas rate increases of $18.1 million and $14.4 million, respectively, effective January 2025. (page 8) In January 2024, the NYSPSC approved CECONY's August 2023 petition requesting authorization and cost recovery to construct two new substations in Jamaica, Queens (the Reliable Clean City - Idlewild Project) by May 2028 to meet anticipated reliability needs and to support New York State’s goals set forth in the Climate Leadership and Community Protection Act (CLCPA). CECONY estimates that construction will cost $1,200 million. The carrying costs of the Reliable Clean City – Idlewild Project will be recovered from customers via a surcharge mechanism after it is placed into service and until such costs are reflected in base rates. (page 21) a. Page references to 2023 Form 10-K unless noted otherwise. Con Edison Transmission In December 2023, FERC, subject to refund and the outcome of settlement procedures, conditionally accepted a 53 percent equity capital structure for the Propel NY Energy project with a base return on equity of 10.7 percent, plus a 125 basis-point return on equity adder (50 basis points for participation in the NYISO and 75 basis points for risk). (page 27) In January 2024, the operator of the Mountain Valley Pipeline indicated that it is targeting an in-service date for the project in the first quarter of 2024 at an overall project cost of approximately $7,200 million excluding allowance for funds used during construction. At December 31, 2023, Con Edison Transmission’s carrying value of its investment in MVP was $111 million and its cash contributions to the joint venture amounted to $530 million. Con Edison Transmission's interest in MVP is 7.9 percent and is expected to be reduced to approximately 7.0 percent based on Con Edison Transmission's previous capping of its cash contributions. (pages 27, 28) 24

2023 Earnings Earnings per Share Net Income for Common Stock ($ in Millions) 2023 2022 2023 2022 Reported Net Income for Common Stock and EPS – GAAP basis $7.25 $4.68 $2,519 $1,660 Gain and other impacts related to sale of the Clean Energy Businesses (pre-tax) (a) (2.55) (0.03) (887) (13) Income taxes (a)(b) 0.33 0.35 113 127 Gain and other impacts related to sale of the Clean Energy Businesses (net of tax) (2.22) 0.32 (774) 114 Remeasurement of deferred state taxes related to dispositions prior to 2022 (net of federal taxes) — 0.04 — 13 Remeasurement of deferred state taxes related to dispositions prior to 2022 (net of federal taxes) — 0.04 — 13 HLBV effects (pre-tax) 0.02 (0.17) 11 (61) Income taxes (c) (0.01) 0.05 (3) 19 HLBV effects (net of tax) 0.01 (0.12) 8 (42) Net mark-to-market effects (pre-tax) 0.04 (0.51) 13 (181) Income taxes (d) (0.01) 0.16 (4) 56 Net mark-to-market effects (net of tax) 0.03 (0.35) 9 (125) Adjusted Earnings and Adjusted EPS – non-GAAP basis $5.07 $4.57 $1,762 $1,620 a. The gain and other impacts related to the sale of the Clean Energy Businesses for the year ended December 31, 2023 is comprised of the gain on the sale of the Clean Energy Businesses ($(2.49) a share and $(2.21) a share net of tax or $(865) million and $(767) million net of tax), transaction costs and other accruals ($0.05 a share and $0.04 a share net of tax or $19 million and $14 million net of tax) and the effects of ceasing to record depreciation and amortization expenses on the Clean Energy Businesses’ assets ($(0.11) a share and $(0.07) a share net of tax or $(41) million and $(28) million net of tax). The impact of the sale of the Clean Energy Businesses is comprised of transaction costs $0.10 a share net of tax or $48 million and $35 million net of tax for the year ended December 31, 2022 and the effects of ceasing to record depreciation and amortization expenses on the Clean Energy Businesses’ assets ($(0.17) a share and $(0.12) a share net of tax or $(61) million and $(42) million net of tax for the year ended December 31, 2022). b. Amounts shown include the impact of the changes in state unitary tax apportionments ($0.02 a share net of federal taxes or $7 million net of federal taxes) for the year ended December 31, 2023. The amount of income taxes for transaction costs and other accruals and the effects of ceasing to record depreciation and amortization expenses were calculated using a combined federal and state income tax rate of 27% and 32%, respectively, for the year ended December 31, 2023. The amount of income taxes for the gain on the sale of the Clean Energy Businesses had an effective tax rate of 11% for the year ended December 31, 2023. Amounts shown include the impact on the remeasurement of deferred state taxes and the valuation allowance for deferred tax assets ($0.34 a share net of federal taxes or $121 million net of federal taxes) for the year ended December 31, 2022. The amount of income taxes for transaction costs and the effects of ceasing to record depreciation and amortization expenses was calculated using a combined federal and state income tax rate of 31% for the year ended December 31, 2022. c. The amount of income taxes was calculated using a combined federal and state income tax rate of 25% for the year ended December 31, 2023, and a combined federal and state income tax rate of 31% for the year ended December 31, 2022. d. The amount of income taxes was calculated using a combined federal and state income tax rate of 32% for the year ended December 31, 2023, and a combined federal and state income tax rate of 31% for the year ended December 31, 2022. 25

2022 Adjusted EPS CECONY O&R CEBs CET Other 2023 Adjusted EPS Variance in Reported EPS (GAAP) Variance in Adjusted EPS (non-GAAP) 2022 Reported EPS CECONY O&R CEBs CET Other 2023 Reported EPS $4.68 $0.70 $0.03 $(1.01) $0.11 $2.74 $7.25 $4.57 $0.70 $0.03 $(0.44) $0.10 $0.11 $5.07 (a) (a) a. Other includes the parent company, Con Edison's tax equity investments, the deferred project held for sale and consolidation adjustments. Walk from 2022 EPS to 2023 EPS and YTD 2022 Adjusted EPS (non-GAAP) to YTD 2023 Adjusted EPS (non-GAAP) 26

EPS (GAAP Basis) Adjusted EPS (non- GAAP Basis) Electric base rate increase $0.78 $0.78 CECONY(a) Gas base rate increase 0.19 0.19 Lower operation and maintenance expense from stock-based compensation, injuries and damages offset, in part, by higher health care costs 0.05 0.05 Higher interest income 0.03 0.03 Higher income from allowance for equity funds used during construction 0.01 0.01 Higher interest expense (0.26) (0.26) Higher electric and gas operations maintenance activities (0.13) (0.13) Weather impact on steam revenues offset, in part, by the benefit from the new steam rate plan effective November 2023 (0.03) (0.03) Change in incentives earned under the electric and gas earnings adjustment mechanisms (EAMs) (0.02) (0.02) Accretive effect of share repurchase 0.09 0.09 Other (0.01) (0.01) Total CECONY $0.70 $0.70 Electric base rate increase 0.02 0.02 O&R(a)Gas base rate increase 0.01 0.01 Total O&R $0.03 $0.03 a. Under the revenue decoupling mechanisms in the Utilities’ New York electric and gas rate plans and the weather- normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. Effective November 1, 2023, revenues from CECONY’s steam sales are also subject to a weather normalization clause, as a result of which, delivery revenues reflect normal weather conditions during the heating season. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations. 2023 vs. 2022 EPS and Adjusted EPS (non-GAAP) Variances – Year Ended Variation 27

EPS (GAAP Basis) Adjusted EPS (non- GAAP Basis) Total Clean Energy Businesses $(1.01) $(0.45) CEBs(a) Higher investment income, primarily due to the recognition of allowance of funds used during construction from Mountain Valley Pipeline, LLC for 2023 0.09 0.09 CETRemeasurement of deferred state taxes related to dispositions prior to 2022 0.01 — Other 0.01 0.01 Total CET $0.11 $0.10 Gain and other impacts related to the sale of the Clean Energy Businesses $2.58 $— Other, including parent company expenses Higher interest income primarily related to proceeds from sale of the Clean Energy Businesses 0.05 0.05 Lower interest expense 0.05 0.05 Net mark-to-market effects 0.03 — Remeasurement of deferred state tax related to dispositions prior to 2022 0.03 — Production tax credit from deferred project 0.01 0.01 Lower New York state capital taxes 0.01 0.01 Accrued commitment to Consolidated Edison Foundation, Inc. (0.03) (0.03) HLBV effects (0.01) — Accretive effect of share repurchase 0.03 0.03 Other (0.01) (0.01) Total Other $2.74 $0.12 Total $2.57 $0.50 a. On March 1, 2023, Con Edison completed the sale of all of the stock of the Clean Energy Businesses and therefore 2023 reflects the financial results for the two months ended February 2023. 2023 vs. 2022 EPS and Adjusted EPS (non-GAAP) Variances – Year Ended Variation 28

2023 vs. 2022 EPS to Adjusted EPS (non-GAAP) Reconciliation by Company

Year Ended December 31, 2023	CECONY	O&R	CEBs	CET	Other[f]	Total
Reported EPS – GAAP basis	**$4.62**	**$0.28**	**$0.07**	**$0.11**	**$2.17**	**$7.25**
Gain on Sale of the Clean Energy Businesses (pre-tax)	—	—	—	—	(2.49)	(2.49)
Income taxes (a)	—	—	—	—	0.28	0.28
Gain on Sale of the Clean Energy Businesses (net of tax)	**—**	**—**	**—**	**—**	**(2.21)**	**(2.21)**
Transaction costs and other accruals related to the sale of the Clean Energy Businesses (pre-tax)	—	—	—	—	0.05	0.05
Income taxes (b)	—	—	—	—	(0.01)	(0.01)
Transaction costs and other accruals related to the sale of the Clean Energy Businesses (net of tax)	**—**	**—**	**—**	**—**	**0.04**	**0.04**
Ceasing recording of depreciation and amortization expenses related to the sale of the Clean Energy Businesses (pre-tax)	—	—	(0.11)	—	—	(0.11)
Income taxes (c)	—	—	0.03	—	0.01	0.04
Ceasing recording of depreciation and amortization expenses related to the sale of the Clean Energy Businesses (net of tax)	**—**	**—**	**(0.08)**	**—**	**0.01**	**(0.07)**
Impact of the sale of the Clean Energy Businesses on the changes in state apportionments (net of federal taxes)	—	—	—	—	0.02	0.02
Impact of the sale of the Clean Energy Businesses on the changes in state apportionments (net of federal taxes)	**—**	**—**	**—**	**—**	**0.02**	**0.02**
HLBV effects (pre-tax)	—	—	(0.02)	—	0.04	0.02
Income taxes (d)	—	—	—	—	(0.01)	(0.01)
HLBV effects (net of tax)	**—**	**—**	**(0.02)**	**—**	**0.03**	**0.01**
Net mark-to-market effects (pre-tax)	—	—	0.04	—	—	0.04
Income taxes (e)	—	—	(0.01)	—	—	(0.01)
Net mark-to-market effects (net of tax)	**—**	**—**	**0.03**	**—**	**—**	**0.03**
Adjusted EPS – non-GAAP basis	**$4.62**	**$0.28**	**$—**	**$0.11**	**$0.06**	**$5.07**

a. The income taxes on the gain on sale of the Clean Energy Businesses had an effective tax rate of 11% for the year ended December 31, 2023.
b. The amount of income taxes was calculated using a combined federal and state income tax rate of 27% for the year ended December 31, 2023.
c. The amount of income taxes was calculated using a combined federal and state income tax rate of 32% for the year ended December 31, 2023.
d. The amount of income taxes was calculated using a combined federal and state income tax rate of 25% for the year ended December 31, 2023.
e. The amount of income taxes was calculated using a combined federal and state income tax rate of 32% for the year months ended December 31, 2023.
f. Other includes parent company, Con Edison's tax adjustments, the deferred project held for sale and consolidation adjustments.

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2023 vs. 2022 EPS to Adjusted EPS (non-GAAP) Reconciliation by Company *(Cont'd)*

Year Ended December 31, 2022	CECONY	O&R	CEBs	CET	Other[e]	Total
Reported EPS – GAAP basis	**$3.92**	**$0.25**	**$1.08**	**$—**	**$(0.57)**	**$4.68**
Transaction costs and other accruals related to the sale of the Clean Energy Businesses (pre-tax)	—	—	—	—	0.14	0.14
Income taxes (a)	—	—	—	—	(0.04)	(0.04)
Transaction costs and other accruals related to the sale of the Clean Energy Businesses (net of tax)	**—**	**—**	**—**	**—**	**0.10**	**0.10**
Ceasing recording of depreciation and amortization expenses related to the sale of the Clean Energy Businesses (pre-tax)	—	—	(0.17)	—	—	(0.17)
Income taxes (c)	—	—	0.04		0.01	0.05
Ceasing recording of depreciation and amortization expenses related to the sale of the Clean Energy Businesses (net of tax)	**—**	**—**	**(0.13)**	**—**	**0.01**	**(0.12)**
Impact of the sale of the Clean Energy Businesses on the remeasurement of deferred state taxes and valuation allowance for deferred tax assets (net of federal taxes)	—	—	0.01	—	0.33	0.34
Impact of the sale of the Clean Energy Businesses on the remeasurement of deferred state taxes and valuation allowance for deferred tax assets (net of federal taxes)	**—**	**—**	**0.01**	**—**	**0.33**	**0.34**
Remeasurement of deferred state taxes related to dispositions prior to 2022 (net of federal taxes)	—	—	—	0.01	0.03	0.04
Remeasurement of deferred state taxes related to dispositions prior to 2022 (net of federal taxes)	**—**	**—**	**—**	**0.01**	**0.03**	**0.04**
HLBV effects (pre-tax)	—	—	(0.18)	—	0.01	(0.17)
Income taxes (c)	—	—	0.04	—	0.01	0.05
HLBV effects (net of tax)	**—**	**—**	**(0.14)**	**—**	**0.02**	**(0.12)**
Net mark-to-market losses (pre-tax)	—	—	(0.51)	—	—	(0.51)
Income taxes (d)	—	—	0.13	—	0.03	0.16
Net mark-to-market losses (net of tax)	**—**	**—**	**(0.38)**	**—**	**0.03**	**(0.35)**
Adjusted EPS – non-GAAP basis	**$3.92**	**$0.25**	**$0.44**	**$0.01**	**$(0.05)**	**$4.57**

a. The amount of income taxes was calculated using a combined federal and state income tax rate of 27% for the year ended December 31, 2022.
b. The amount of income taxes was calculated using a combined federal and state income tax rate of 31% for the year ended December 31, 2022.
c. The amount of income taxes was calculated using a combined federal and state income tax rate of 31% for the year ended December 31, 2022.
d. The amount of income taxes was calculated using a combined federal and state income tax rate of 31% for the year ended December 31, 2022.
e. Other includes parent company, Con Edison's tax equity investments, the deferred project held for sale and consolidation adjustments.

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Three-Year Reconciliation of Reported EPS (GAAP) to Adjusted EPS (non-GAAP) 2021 2022 2023 Reported EPS – GAAP basis $3.86 $4.68 $7.21 Gain and other impacts related to sale of the Clean Energy Businesses (pre-tax) (a) — (0.03) (2.53) Income taxes (a) — 0.35 0.32 Gain and other impacts related to sale of the Clean Energy Businesses (net of tax) — 0.32 (2.21) HLBV effects (pre-tax) (0.41) (0.17) 0.04 Income taxes (a) 0.12 0.05 (0.01) HLBV effects (net of tax) (0.29) (0.12) 0.03 Net mark-to-market effects (pre-tax) (0.15) (0.51) 0.04 Income taxes (a) 0.05 0.16 (0.01) Net mark-to-market effects (net of tax) (0.10) (0.35) 0.03 Remeasurement of deferred state taxes related to dispositions prior to 2022 (net of federal taxes) — 0.04 — Remeasurement of deferred state taxes related to dispositions prior to 2022 (net of federal taxes) — 0.04 — Impairment losses related to investment in the Mountain Valley Pipeline, LLC (pre-tax) 0.66 — — Income taxes (a) (0.19) — — Impairment loss related to investment in the Mountain Valley Pipeline, LLC (net of tax) 0.47 — — Loss from sale of a renewable electric project (pre-tax) 0.01 — — Income taxes (a) — — — Loss from sale of a renewable electric project (net of tax) 0.01 — Impairment loss related to investment in Stagecoach (pre-tax) 0.61 — — Income taxes (a) (0.19) — — Impairment losses related to investment in Stagecoach (net of tax) 0.42 — Goodwill impairment on Honeoye (pre-tax) 0.02 — — Income taxes (a) — — — Goodwill impairment on Honeoye (net of tax) 0.02 — — Adjusted EPS – non-GAAP basis $4.39 $4.57 $5.06 12 Months Ending December 31, a. The amount of income taxes was calculated using applicable combined federal and state income tax rates for the years 2021 – 2023. 31

Earnings Adjustment Mechanisms (EAMs) and Positive Incentives Earnings Adjustment Mechanisms ($ in millions) $92 $43 $41$90 $40 $40 $2 $3 $1 CECONY O&R 2021 2022 2023 $2 $13 $3 $2 $13 $3 CECONY O&R 2021 2022 2023 Positive Incentives(a) ($ in millions) a. Does not reflect negative revenue adjustments for CECONY of $0.7 million, $11 million and $3 million recorded in 2021, 2022 and 2023, respectively, and immaterial amounts recorded in 2021, 2022 and 2023 for O&R. b. In 2021, CECONY reversed out $6 million of positive incentives that were recorded in 2020. c. In 2022, CECONY recorded a reduction in the amount of previously recorded earnings adjustment mechanisms of $4.9 million. (b)(c) 32

Customer Breakdown of Electric Deliveries and Revenues 2023 Electric Delivery Volumes Millions of kWh delivered CECONY 2023 Electric Revenues ($ in millions) 13,615 28,551 10,090 Full Service Retail Choice Residential/ Religious Commercial/ Industrial NYPA, Municipal and Other Sales $3,844 $4,750 $863 $621 Residential/ Religious Commercial/ Industrial NYPA, Municipal and Other Sales Other Operating Revenues 2,291 2,969 125 Full Service Retail Choice Residential/ Religious Commercial/ Industrial Public Authorities 468 268 14 9 Residential/ Religious Commercial/ Industrial Public Authorities Other Operating Revenues Commercial & Industrial customers share of 2023 CECONY electric deliveries and revenues: • 55% of volumes • 47% of revenues Commercial & Industrial customers share of 2023 O&R electric deliveries and revenues: • 55% of volumes • 35% of revenues O&R 33

Estimated Non-Weather Impact on Electric Delivery Volume Impact on Electric Delivery Volume, prior year(a) Millions of kWh delivered CECONY Impact on Electric Delivery Volume, pre-pandemic(b) Millions of kWh delivered CECONY a. Impact as compared to actuals for the year ended December 31, 2023 vs. December 31, 2022. b. Impact as compared to actuals for the year ended December 31, 2023 vs. December 30, 2019. CECONY O&R (141) 978 218 Residential Commercial NYPA 464 (883) (153) Residential Commercial NYPA O&R 8 15 Residential Commercial 153 (32) Residential Commercial O&R (1)% 4% 2% 1% —% (2)%(3)% 3% (1)% 7% 34

CECONY and O&R Operations and Maintenance Expenses[a]


Departmental
($ in millions)
$1,722
$1,767
$1,775
$1,808
$2,029
$2,101
2019
2020
2021
2022 (d)
2023(d)
2024E


Other Expenses(b)
($ in millions)
Other
Regulatory Fees and Assessments
Healthcare/ Other Employee Benefits
Pension/ OPEBs (c)
$1,220
$347
$540
$181
$152
$811
$331
$408
$162
$(90)
$990
$419
$413
$186
$(28)
$1,535
$511
$419
$168
$437
$1,522
$527
$461
$187
$347
$1,431
$519
$560
$166
$186
2019
2020
2021(d)
2022(d)
2023
2024E

a. Prior to 2020, select facilities and telecommunication expenses were categorized as Other Expenses. After 2020, the expenses are included in the Departmental category.
b. Other Expenses generally are either reconciled through amounts reflected in rates, or represent surcharges that are recovered in revenues from customers.
c. Represents service costs net of capitalization and rate reconciliation; excludes non-service components of Pension/OPEBs pursuant to Accounting Standards Update 2017-07. For the year ended December 31, 2023, CECONY and O&R recorded net non-service cost components of $(703) million and $(43) million, respectively. See page 140 of the Form 10-K. For the year ended December 31, 2024, CECONY and O&R forecast net non-service cost components of $(542) million and $(31) million, respectively.
d. Certain prior period amounts have been reclassified within the Companies' other operations and maintenance expenses to conform with current period presentation.

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Composition of Average Rate Base(a) (as of December 31, 2023) a. Average rate base for 12 months ended December 31, 2023. CECONY ($ in millions) Electric New York $26,680 Gas New York 9,692 Steam New York 1,820 Total CECONY $38,192 O&R ($ in millions) O&R Electric New York $1,083 O&R Gas New York 626 RECO New Jersey 340 Total O&R $2,049 Total Rate Base $40,241 CECONY Electric CECONY Gas CECONY Steam O&R Electric and Gas RECO 36

$30,559 $32,359 $35,038 $37,309 $40,241 $42,301 $44,555 $47,557 $50,654 $54,872 $29,008 $30,697 $33,239 $35,380 $38,192 $40,151 $42,271 $45,128 $48,063 $52,088 $1,551 $1,662 $1,799 $1,929 $2,049 $2,150 $2,284 $2,429 $2,591 $2,784 Average Rate Base Balances O&R CECONY 5-year CAGR 6.4% 2019 2020 2021 2022 2023 2024E 2025E 2026E 2027E 2028E CECONY Electric $21,149 $22,101 $23,614 $24,753 $26,680 $27,923 $29,362 $31,238 $33,301 $36,280 Gas 6,408 7,110 8,008 8,924 9,692 10,428 11,061 12,008 12,827 13,828 Steam 1,451 1,486 1,617 1,703 1,820 1,800 1,848 1,882 1,935 1,980 O&R Electric 842 901 965 1,032 1,083 1,144 1,223 1,306 1,392 1,489 Gas 455 490 527 578 626 649 681 718 768 836 RECO Electric 254 271 307 319 340 357 380 405 431 459 ForecastActual a. Amounts reflect O&R's request for new electric and gas rates, effective January 2025. The proposal is subject to approval by the NYSPSC. b. Amounts reflect the company's five-year forecast presented to the Board of Directors on January 18, 2024. . (a)(b) (a)(b) (b) (b) (b) (b) ($ in millions) 37

Regulated Utilities' Rates of Return and Equity Ratios (12 Months ended December 31, 2023) Regulated Basis Authorized Actual CECONY Electric 9.25% 9.60% Gas 9.25 9.10 Steam 9.29 (b) (0.20) Overall – CECONY 9.25 9.00 CECONY Equity Ratio 48.00% 47.80% O&R Electric 9.20% 9.10% Gas 9.20 9.80 RECO 9.60 9.70 Overall – O&R 9.30 9.40 O&R Equity Ratio 48.00% 47.19% a. Weighted by rate base. b. Reflects an authorized return on equity pro-rated 83%/17% between 9.30% and 9.25% from new base rates effective November 1, 2023. (a) (a) 38

Capital Investments $3,676 $4,085 $3,964 $4,465 $4,509 $4,849 $5,243 $5,987 $5,987 $5,986 $3,223 $3,466 $3,635 $4,001 $4,379 $4,822 $5,212 $5,879 $5,874 $5,867 $248 $616 $298 $399 $81 $205 $3 $31 $65 $49 $27 $31 $108 $113 $119 2019 2020 2021 2022 2023 2024E 2025E 2026E 2027E 2028E Actual Forecast (a)(c) CECONY & O&R - actual Con Edison Transmission - actual Clean Energy Businesses - actual CECONY & O&R - forecast Con Edison Transmission - forecast a. Amounts reflect the company's five-year forecast as of January 2024. b. Amounts reflect O&R's request for new electric and gas rates, effective January 2025. The proposal is subject to approval by the NYSPSC. c. 2023 Form 10-K, page 28. (b) ($ in millions) 39

$3,223 $3,466 $3,635 $4,001 $4,379 $4,822 $5,212 $5,879 $5,874 $5,867 2019 2020 2021 2022 2023 2024E 2025E 2026E 2027E 2028E Utilities' Capital Investments Gas Electric Annual CECONY Capital Investments Annual O&R Capital Investments Electric Gas Steam Depreciation Electric Gas Depreciation 2019 1,851 1,078 91 1,373 142 61 84 2020 2,080 1,044 122 1,598 159 61 90 2021 2,189 1,126 103 1,705 147 70 95 2022 2,522 1,128 108 1,778 167 76 98 2023 2,909 1,046 128 1,942 211 85 105 2024E 3,277 1,152 104 2,126 209 80 119 2025E 3,554 1,116 107 2,267 350 85 123 2026E 4,171 1,126 110 2,414 380 92 127 2027E 4,128 1,156 138 2,557 367 85 138 2028E 4,115 1,177 142 2,705 353 80 148 Steam Depreciation Actual Forecast a. Amounts reflect the company's five-year forecast as of January 2024. b. Amounts reflect O&R's request for new electric and gas rates, effective January 2025. The proposal is subject to approval by the NYSPSC. c. 2023 Form 10-K, page 28. (a)(b) ($ in millions) 40

CET and CECONY Capital Investments Outside of Rate Plan

CECONY has over $2 billion of capital investment opportunities that are not part of the electric and gas rate plan

($ in millions)

Capital Projects Outside of Rate Plan	Capital Cost	In Service Date	Funding Status through NYSPSC	In forecasted 5-year Rate Base & adjusted EPS (non-GAAP)?
Brooklyn Clean Energy Hub (Docket number 20-E-0197)	$810	Dec 2027	Approved	✓
Eastern Queens/Idlewild (Docket number 22-E-0064)	1,200	May 2028	Approved	✓
Climate Change Vulnerability Study - Resiliency Filing (Docket number 22-E-0222)	900[1]	2025 - 2029	Filed Nov 21, 2023	✓

Capital Project	Capital Cost	In Service Date	Funding Status through FERC	In forecasted 5-year adjusted EPS(non-GAAP)?
Propel NY (CET) (FERC Docket number ER24-232)	$3,260[2]	May 2030	Filed Oct 27, 2023	✓

[1] In addition, O&R expects to invest approximately $411 million over 2025-2029, which is also subject to NYSPSC approval of 2024 O&R rate case filing.
[2] NY Transco's share of the project cost is expected to be approximately $2,200 million, excluding the cost of projects expected to be built by local transmission owners, including CECONY, and interconnection costs. CET has a 41.7 percent equity interest in NY Transco's share of Propel NY Energy project.

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Major CECONY Projected Regulatory Assets Outside of Electric and Gas Rate Plan

CECONY has approximately $4 billion of major regulatory assets planned for 2024-2028

($ in millions)

Project Outside of Rate Plan	Projected Reg Asset (2024 – 2028)	Funding Status through NYSPSC	In forecasted 5-Year Rate Base & adjusted EPS (non-GAAP)?
Energy Efficiency (Docket number 18-M-0084)	$2,000	Partially approved[1]	✓
Transportation Electrification: (Docket number 18-E-0138)			
Power Ready	886	Yes	✓*
Managed Charging	432	Partially approved[2]	✓*
Medium Duty/Heavy Duty Order	228	No	✗*
Utility Thermal Networks (Docket number 22-M-0429)	263	Partially approved[3]	✗*

(1) $1 billion approved in base rates through current electric and gas rate cases.
(2) $99 million approved through 2025. Remainder is pending approval of commercial managed charging and demand charge rebate programs.
(3) $17 million approved for design.

*Surcharge

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Major O&R Projected Regulatory Assets Outside of Rate Plan Project Outside of Rate Plan Projected Reg Asset (2024-2028) (1) Funding Status through Regulator (2) In forecasted 5- Year Rate Base & adjusted EPS (non-GAAP)? Electric Vehicles - New York $236.1 Partially approved(3) Partially(4) Electric Vehicles - New Jersey 58.8 Partially approved(3) Partially(4) Energy Efficiency - New York 92.6 Partially approved(3) Energy Efficiency - New Jersey 85.9 Partially approved(3) Utility Thermal Networks - New York 46.2 Pending approval(5) (1) This is the total program cost, which is primarily regulatory asset but also includes some capital, O&M, and cash-funding. (2) Funding status for New York is through New York Public Service Commission and funding status for New Jersey is through the New Jersey Board of Public Utilities. (3) Portfolio of programs approved with different time horizons; additional filings for future funding have been made for new programs and expansion of existing programs. (4) Programs include performance based criteria for inclusion in rate base. (5) November 2023, O&R filed a UTEN pilot project proposal (docket 22-M-0429). ($ in millions) O&R has over $500 million of major regulatory assets planned for 2024-2028 outside of rate plan 43

Financing Plan for 2024-2028 Equity ($ in millions) 2024 2025 2026 - 2028 Common Equity Issuance(a) $— up to $1,300 up to $2,800 Debt ($ in millions) 2024 2025 2026 - 2028 Long-term Debt up to $3,250 up to $1,000 up to $6,000 a. Excludes common equity issued under the dividend reinvestment, employee stock purchase and long-term incentive plans. Debt Maturities ($ in millions) 2024 2025 2026 2027 2028 Con Edison $— $— $— $— $— CECONY 250 — 250 350 800 O&R — — — 80 — Total $250 $— $250 $430 $800 Con Edison expects to issue up to $3.25 billion of long-term debt at the utilities and does not plan to issue common equity in 2024, except for equity issued under its dividend reinvestment, employee stock purchase and long-term incentive plans 44

Financing Activity in 2023 Debt Financing ($ in millions) Issuer Amount Description Con Edison $200 In January, borrowed under a 364-day Senior Unsecured Term Loan due 2023, repaid in March 2023 CECONY $500 $600 $900 In February, issued 5.20% Debentures due 2033 In November, issued 5.50% Debentures due 2034 In November, issued 5.90% Debentures due 2053 O&R $50 In December, issued 6.59% Debentures due 2053 Credit Facilities ($ in millions) Entity Amount Description Con Edison $2,500 In March, Con Edison entered into a $2,500 million revolving credit facility which replaced a $2,200 million revolving credit facility that was set to expire in December 2023. CECONY $500 In March, CECONY entered into a $500 million 364-day revolving credit facility which replaced a $750 million 364-day revolving credit facility that was set to expire in March 2023. Share Repurchase ($ in millions) Entity Amount Description Con Edison $1,000 In March, Con Edison entered into an Accelerated Share Repurchase program. The final settlement of the program occurred in Q2 and as of December 31, 10,543,263 Common Shares have been returned to treasury shares. 45

Commercial Paper Borrowings ($ in millions) a. In March 2023, Con Edison, CECONY and O&R entered into a $2.5 billion revolving credit facility to replace a $2.2 billion revolving credit facility that was to expire in December 2023 and CECONY entered into a $500 million, 364-day revolving credit facility to replace a $750 million, 364-day revolving credit facility that was set to expire in March 2023. The revolving credit facilities support Con Edison's, CECONY's and O&R's commercial programs. 46

Capital Structure – December 31, 2023 Consolidated Edison, Inc. Baa1 / BBB+ / BBB+ CECONY A3 / A- / A- O&R Baa2 / A- / A- Parent and Other Debt $ 22,177 51% Equity 21,158 49 Total $ 43,335 100% Debt $ 21,059 52% Equity 19,146 48 Total $ 40,205 100% Debt $ 1,118 51% Equity 1,062 49 Total $ 2,180 100% Debt $ — —% Equity 950 100 Total $ 950 100% Amounts shown exclude notes payable and include the current portion of long-term debt. Senior unsecured credit ratings shown in order of Moody's / S&P / Fitch. All ratings have stable outlooks. Ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. ($ in millions) 47

Income Statement - 2023 Fourth Quarter and Year-to-Date ($ in millions)

QTD	CECONY	O&R	CEBs[a]	CET[b]	Other[d]	Total
Total operating revenues	$3,189	$254	$—	$—	$1	$3,444
Depreciation and amortization	496	28	—	—	—	524
Other operating expenses	2,266	200	—	3	—	2,469
Total operating expenses	2,762	228	—	3	—	2,993
(Loss) on sale of the Clean Energy Businesses	—	—	—	—	(1)	(1)
Operating income (loss)	427	26	—	(3)	—	450
Other income (deductions)	182	13	—	40	(15)	220
Interest expense	250	12	—	—	2	264
Income before income tax expense (benefit)	359	27	—	37	(17)	406
Income tax expense (benefit)	61	6	—	10	(6)	71
Net income (loss) for common stock	$298	$21	$—	$27	$(11)	$335

YTD	CECONY	O&R	CEBs[a]	CET[c]	Other[d]	Total
Total operating revenues	$13,476	$1,056	$129	$4	$(2)	$14,663
Depreciation and amortization	1,924	106	—	1	—	2,031
Other operating expenses	9,375	824	92	12	(2)	10,301
Total operating expenses	11,299	930	92	13	(2)	12,332
Gain on sale of the Clean Energy Businesses	—	—	—	—	865	865
Operating income (loss)	2,177	126	37	(9)	865	3,196
Other income (deductions)	732	49	1	62	(14)	830
Interest expense	945	51	16	2	9	1,023
Income before income tax expense	1,964	124	22	51	842	3,003
Income tax expense	358	28	3	14	84	487
Net income	$1,606	$96	$19	$37	$758	$2,516
(Loss) attributable to non-controlling interest	—	—	(3)	—	—	(3)
Net income for common stock	$1,606	$96	$22	$37	$758	$2,519

a. On March 1, 2023, Con Edison completed the sale of all of the stock of the Clean Energy Businesses.
b. Net income for common stock for CET of $27 million includes pre-tax investment income of $33.1 million from Mountain Valley Pipeline, LLC, and $6.0 million from New York Transco LLC for the three months ended December 31, 2023.
c. Net income for common stock for CET of $37 million includes pre-tax investment income of $33.1 million from Mountain Valley Pipeline, LLC, and $28.5 million from New York Transco LLC for the year ended December 31, 2023.
d. Other includes the parent company, Con Edison's tax equity investments, the deferred project held for sale and consolidation adjustments.

Con Edison's consolidated financial statements and the notes thereto are in Part II, Item 8 of the 2023 Form 10-K.

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Condensed Statement of Cash Flows – Year Ended December 31, 2023 ($ in millions) CECONY O&R CEBs(c) CET Other(a)(c) Total Net cash flows from/(used in) operating activities $2,285 $216 $— $(137) $(208) $2,156 Net cash flows from/(used in) investing activities (4,439) (301) (248) (49) 4,034 (1,003) Net cash flows from/(used in) financing activities 2,236 73 — 211 (4,008) (1,488) Net change for the period 82 (12) (248) 25 (182) (335) Balance at beginning of period 1,056 35 248 — 191 1,530 Balance at end of period (b) 1,138 23 — 25 9 1,195 Less: Cash balances held for sale (c) — — — — 5 5 Balance at end of period excluding held for sale $1,138 $23 $— $25 $4 $1,190 a. Other includes the parent company, Con Edison's tax equity investments, the deferred project held for sale and consolidation adjustments. b. See "Reconciliation of Cash, Temporary Cash Investments and Restricted Cash" in Note A in Item 8 of the 2023 Form 10-K. c. On March 1, 2023, Con Edison completed the sale of all of the stock of the Clean Energy Businesses. Con Edison’s consolidated financial statements and the notes thereto are in Part II, Item 8 of the 2023 Form 10-K. 49

Condensed Balance Sheet - As of December 31, 2023 ($ in millions) Balance Sheet CECONY O&R CEBs(a) CET Other Total ASSETS Current assets $5,981 $302 $— $25 $229 $6,537 Investments 608 22 — 365 4 999 Net plant 46,648 2,943 — 17 — 49,608 Other noncurrent assets 8,363 408 — 7 409 9,187 Total assets $61,600 $3,675 $— $414 $642 $66,331 LIABILITIES AND SHAREHOLDERS' EQUITY Current liabilities $5,694 $349 $— $5 $414 $6,462 Noncurrent liabilities 15,950 1,146 — (76) (236) 16,784 Long-term debt 20,810 1,118 — — (1) 21,927 Equity 19,146 1,062 — 485 465 21,158 Total liabilities and equity $61,600 $3,675 $— $414 $642 $66,331 a. On March 1, 2023, Con Edison completed the sale of all of the stock of the Clean Energy Businesses. Con Edison’s consolidated financial statements and the notes thereto are in Part II, Item 8 of the 2023 Form 10-K. 50

Con Edison Environmental, Social & Governance Resources • Policy Statement on Environmental Justice • CECONY Climate Change Vulnerability Study and Climate Change Resilience and Adaptation Plan • O&R Climate Change Vulnerability Study and Climate Change Resilience and Adaptation Plan • Diversity and Inclusion Report examines Con Edison's diverse and inclusive culture • 2023 Proxy Statement • Highlighting how the Company supports our communities through Community Partnerships • Our Standards of Business Conduct guide our Political Engagement • Con Edison’s Clean Energy Vision looking toward a clean energy future • Sustainability Report - Con Edison's Sustainability report • 2023 Consolidated Edison Clean Energy Webinar Our ESG reporting standards: • Global Reporting Initiative Content Index • Edison Electric Institute / American Gas Association ESG templates – Industry reporting standards • Sustainability Accounting Standards Board (SASB) – Broad ESG reporting standard • Task Force on Climate-Related Financial Disclosures (TCFD) – Broad ESG reporting standard • Equal Employment Opportunity Component 1 Report (EEO-1) - Federal employer information report • Our environmental impacts including carbon emissions disclosures are filed with the Carbon Disclosure Project (CDP) Link to more ESG resources: https://conedison.gcs-web.com/environmental-social-and-governance-esg-resources 51

INTERNAL 2023 Earnings Release Presentation February 15, 2024